LTC Lithium
Technology Corporation
5115 Campus Drive
Plymouth Meeting, Pennsylvania 19462-1129
Phone: (610) 940-6090
Fax: (610) 940-6091
www.lithiumtech.com

March 9, 2010

Christiaan A. van den Berg
Arch Hill Ventures N.V. and related companies
Parkweg 2
2585 JJ Den Haag
chris@ archhill.nl

Our auditors, Amper, Politziner & Mattia, LLP, are conducting an audit of our financial statements. Please confirm directly to them the following information relating to the balance of debts to and receivables from Arch Hill and related parties, (collectively "Arch Hill") that are recorded in the books of LTC and subsidiaries at December 31, 2009:

Loan payable to Arch Hill

The information listed below relates to the debt settlement agreement by and among Lithium Technology Corporation. GAIA Akkumulatorenwerke Gmbh, Arch Hill Ventures N.V., Arch Hill Real Estate N.V. and Arch Hill Capital N.V. (collectively "Arch Hill") dated February 27, 2008.

Due to lack of authorized shares the debt settlement was partial with the remainder of the balance stated below as follows:

Date of Note:		2/27/2008
Original Amount of Note:	$	5,773,708
Maturity Date:		No maturity date
Rate on the Note		Non - interest bearing
Unpaid Principal Balance as of 12/31/09:	$	zero
Description of Collateral:		Unsecured Note

Conversion:

The note was converted into common stock of Lithium Technology Corporation. The amount outstanding under the note at 12/31/2009 is zero.

Other Receivables from and Payables to Arch Hill

In the books of LTC, GAIA Akkumulatorenwerke Gmbh, and GAIA Holding B.V., several receivables from Arch Hill (or Arch Hill related companies) and payables to Arch Hill (or Arch Hill companies) are recorded.

a) Receivable from related Arch Hill parties
(to GAIA Akkumulatorenwerke)

Stichting Gemeenschappelijk Bezit	6,841
Arch Hill Capital N.V.	13,682
Arch Hill Real Estate N.V.	137,514
Tamarchco GmbH	47,128

TOTAL EURO 205,166

b) Receivable from Arch Hill (rental deposits) $ 81,500 : 1.40 = EURO 58,214

(to LTC US) TOTAL EURO 263,380

50/50 EURO 131,690.=

c) Promissory note payable to ArchHill:

Arch Hill Real Estate N.V. had over the period 2004 and 2005 billed an amount of $70,000 per month as management fees to Gaia Holding BV.

The principle amount unpaid as of December 31, 2009 including cumulative interest at 6% per annum was EURO 1,265,706. -/- 131,690 = EURO 1,134,016.=

Under the subordinated loan agreement (the "Subordinated Loan Agreement") terms, the loans can be called when GAIA does not have negative stockholders' equity. The loans are subordinated to all other creditors of GAIA.

Please indicate in the space provided below whether the above is in agreement with your records. If it is not, please furnish to our auditors any information you may have that will help them reconcile the difference.

After signing and dating your reply, please mail it directly to Amper, Politziner & Mattia, LLP, 2015 Lincoln Highway Edison, NJ 08818-0988. In addition, please fax your response to attention of Gleb Mikhailov to 732-287-3200.

Very truly yours,

Timothy Ryder, CFO and General Manager, North America

Lithium Technology Corporation

To: Amper, Politziner & Mattia, LLP

The above information regarding the obligation from Lithium Technology Corporation agrees with our records at **December 31, 2009** with the following exceptions (if any):

If there are any direct or contingent liabilities to you not otherwise indicated above, please list:

___

___

Signature: ___

Title: CEO

Date: ___